Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@hlth.com	jnewman@hlth.com
201-414-2002	212-624-3912
HLTH CORPORATION ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
ELMWOOD PARK, NJ (October 30, 2008) – HLTH Corporation (Nasdaq: HLTH) today announced financial results for the three months ended September 30, 2008.
Martin J. Wygod, Chairman and Acting Chief Executive Officer of HLTH Corporation, said: “WebMD, HLTH’s 84% owned subsidiary, continues to demonstrate its strength as the leading source of health information for consumers and health care professionals. WebMD’s third quarter advertising sales, which we believe is an early indicator for 2009 growth, suggests our customers are looking to more aggressively integrate online strategies into their core marketing mix to both consumer and healthcare professionals in 2009.”
Consolidated Financial Highlights
Revenue for the third quarter was $100.4 million, an increase of 17% over the prior year. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the third quarter was $22.5 million, an increase of 23% over the prior year. Income from continuing operations for the third quarter was $2.6 million or $0.01 per share. Income from discontinued operations was $93.2 million or $0.50 per share and net income was $95.9 million or $0.51 per share.
At September 30, 2008, HLTH had approximately $1.66 billion in cash and investments, of which $332.6 million is attributable to WebMD.
Segment Operating Results
Online Services segment revenue was $94.6 million for the third quarter compared to $79.6 million in the prior year period, an increase of 19%. Advertising and sponsorship revenue increased 22%, from the prior year period, to $72.0 million. Private portal licensing revenue increased 11%, from the prior year period, to $22.1 million. Online Services segment Adjusted EBITDA increased 18% to $26.0 million compared to $21.9 million in the prior year period.
Traffic to the WebMD Health Network continued to grow strongly with an average of 49.9 million unique users per month and total traffic of 1.14 billion page views during the third quarter, increases of 22% and 33%, respectively, from a year ago. In the third quarter, 1.3 million continuing medical education (CME) programs were completed on the WebMD Professional Network, an increase of 76% from the prior year period.
The base of large employers and health plans utilizing WebMD’s private Health and Benefits portals during the third quarter was 129 as compared to 112 a year ago. During the quarter, WebMD significantly expanded its relationship with Wal-Mart Stores, Inc. and added Tyco International Management Company, Viacom, Inc., Presbyterian Health Plan, Inc. and Golden Living to its customer base.
Publishing and Other Services segment revenue was $5.8 million for the third quarter compared to $6.5 million in the prior year period, a decrease of 11% primarily related to weakness in the Company’s Little Blue Book print product for physicians. Publishing and Other Services segment Adjusted EBITDA was $1.2 million compared to $2.1 million in the prior year period.
Discontinued Operations
HLTH’s financial results present the ViPS and Porex businesses as discontinued operations in the current and prior year periods, reflecting the sale of ViPS and the decision to divest Porex. The sale of the ViPS business was completed on July 22, 2008 for $225 million in cash, which resulted in a gain of approximately $92 million, net of income taxes during the current quarter. WebMD’s offline professional medical reference and textbook publication business is presented as a discontinued operation in the prior year period, reflecting the sale of that business on December 31, 2007.
Financial Guidance
WebMD provided financial guidance for the three months ending December 31, 2008 and for the year ending December 31, 2009 in a separate press release issued by WebMD and in a Form 8-K filed by WebMD today. HLTH is not providing consolidated financial guidance at this time.
Analyst and Investor Conference Call
As previously announced, HLTH and WebMD will host a conference call at 4:45 pm (Eastern) today to discuss their respective third quarter results. Investors can access the call via webcast at www.hlth.com (in the Investor Relations section). A replay of the call will be available at the same web address.
About HLTH
HLTH Corporation (NASDAQ: HLTH) owns approximately 84% of WebMD Health Corp. (NASDAQ: WBMD). WebMD is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. HLTH also owns Porex, a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
*****************************
All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: our guidance on HLTH’s and WebMD’s future financial results and other projections or measures of their future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; expectations regarding the market for WebMD’s and HLTH’s investments in auction rate securities (ARS); and the potential sale transaction with respect to Porex (the “Potential Porex Transaction”). These statements speak only as of the date of this press release, are based on HLTH’s and WebMD’s current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s relationships with customers and strategic partners; changes in the markets for ARS; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries. Further information about these matters can be found in our other Securities and Exchange Commission filings. In addition, there can be no assurances regarding whether HLTH will be able to complete the Potential Porex Transaction or as to the timing or terms of such transaction. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
*****************************
This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
*****************************
WebMD®, WebMD Health® and POREX® are trademarks of HLTH Corporation or its subsidiaries.
-Tables Follow-

2